        Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Reports 2004 First Quarter;
Sales increase, cash flow strong, debt reduced

Oak Brook, IL – April 27, 2004 – RC2 Corporation (NASDAQ:RCRC), today announced its results for the first quarter ended March 31, 2004. First quarter net sales increased 44.7% to $61.3 million compared with $42.4 million for the first quarter a year ago and by 4.1% compared with pro forma first quarter 2003 net sales of $58.9 million. Net income was $2.9 million or $0.16 per diluted share in the 2004 first quarter as compared with $2.9 million or $0.17 per diluted share in the year ago first quarter or $0.01 per diluted share on a pro forma basis. Actual results for the first quarter of 2003 include Learning Curve International, Inc. (Learning Curve), from March 1, 2003. As this acquisition was accounted for using the purchase method, actual results for periods prior to the acquisition effective date do not include any results for Learning Curve. Pro forma amounts assume that the Learning Curve acquisition occurred as of January 1, 2003.

The net sales increase was primarily attributable to the addition of the Learning Curve business for the entire first quarter of 2004 compared with only the month of March in 2003. Sales increases occurred in the traditional children’s toys and agricultural, construction and outdoor sports vehicle replicas categories, but these were partially offset by decreases in other product categories. (Refer to the attached supplemental sales reporting schedule.) Gross margin decreased to 50.6% from 53.2%, primarily due to product sales mix, but also was impacted by increased freight costs. Selling, general and administrative expenses as a percentage of net sales were held constant at 41.7% in both 2004 and 2003. Operating income increased to $5.4 million from $4.9 million in the year ago period, but as a percentage of net sales, decreased to 8.9% of net sales from 11.6% in the prior year first quarter, due again, to the addition of Learning Curve for the full quarter, versus only March in the prior year.

Cash and Debt
The Company has continued to generate strong cash flow and reduced its debt by $27 million during the quarter. On March 31, 2004, the Company’s outstanding debt balance was $58 million compared with $85 million on December 31, 2003 and its cash balances at March 31, 2004 exceeded $12 million.

Commentary
Curt Stoelting, Chief Executive Officer, said, “We are pleased by our first quarter performance which represents an excellent start to what we believe will be another successful year of operating results for RC2. The breadth of our product lines, our diligent control over costs and cost savings from the Learning Curve acquisition have enabled the Company to generate much improved first quarter earnings results, when compared to pro forma 2003 first quarter earnings. Despite the sales increase during the seasonally low first quarter, we continue to believe that the seasonality in our sales and in retail sales in general will continue to increase.”

Stoelting added, “Although we have completed the integration of Learning Curve and have realized over $9 million in annualized cost savings, we continue to find opportunities to reduce our operating costs. During the quarter we announced plans to occupy in 2005, a new distribution facility located near the recently constructed Union Pacific intermodal terminal in Rochelle, Illinois and to significantly improve our existing distribution facility in Dyersville, Iowa. Both of these projects will be partially funded by state economic development grants and will further increase the capacity and efficiency of our logistics platform. Additionally, this week we have combined our two Chicago area offices into one facility in Oak Brook, Illinois, which should allow for both tangible and intangible benefits and efficiencies.”

Stoelting commented, “As we look ahead, we see many opportunities and as always a number of challenges including rising freight and product costs. Our proven and profitable business model and the strength and experience of our team members worldwide gives us confidence that we can continue to produce positive and consistent operating results going forward. In addition, we believe RC2 is well positioned to capitalize on a sustained improvement in the economy and retail spending.”

Stoelting concluded, “Finally, we are excited that during the quarter we added Michael Merriman to our Board of Directors. Mike’s background in consumer products, China based manufacturing and chain retail distribution as the CEO of Royal Appliance make him an outstanding addition as an independent board member. We now have six independent directors and a Board of Directors which will total 11 members after the annual meeting of shareholders on May 7, 2004.”

Financial Outlook
The 2004 outlook remains unchanged from the outlook detailed in the 2003 fourth quarter and year-end release issued on February 25, 2004. For 2004, the Company plans to increase sales in its core product lines as well as introduce new products while continuing to de-emphasize sales of certain low volume/margin products. As previously announced, during 2004 the Company will be developing an all new Bob the Builder preschool product line which will begin shipping in 2005. Sales increases are dependent on a number of factors including continued success and expansion of existing product lines and successful introductions of new products and product lines and are impacted by overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing of retailer orders and ship dates.

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The Company expects seasonality will continue to be a significant factor. Potential additional sales increases and the majority of expected earnings are likely to occur in the second half of the year. Pro forma diluted earnings per share for 2003, including the $0.19 of reductions in the income tax provision, were $1.96, which is $0.16 lower than the actual diluted earnings per share reported for 2003. Based on potential increased annual sales volumes, historically consistent gross profit margins, a full year impact from acquisition integration cost savings and reduced interest expense, the Company expects to increase its 2004 diluted earnings per share. The 2004 expected increase compared with 2003 pro forma diluted earnings per share should be in a range of 15% to 18% or $2.04 to $2.09, taking into account the aforementioned 2003 reductions in the Company’s income tax provisions and the estimated 2004 effective income tax rate of approximately 36%.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, April 27, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.companyboardroom.com or at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description
RC2 (www.rc2corp.com) is a leading designer, producer and marketer of high-quality, innovative collectibles and toys targeted at adult collectors and children, as measured by sales and brand recognition. The Company’s diverse product offerings include: automotive, high performance and racing vehicle replicas; agricultural, construction and outdoor sports vehicle replicas; traditional children’s toys; sports trading cards, apparel and souvenirs; and collectible figures. These products are sold under the Company’s market-focused brand names, including Racing Champions®, Ertl®, Ertl Collectibles®, Learning Curve®, American Muscle™, AMT®, W. Britain®, Press Pass®, Eden®, Feltkids®, JoyRide® and JoyRide Studios®. The Company supports its brands and enhances the authenticity of its products by linking them with highly recognized licensed properties from John Deere, Harley-Davidson, HIT Entertainment, Lamaze, Case New Holland, Polaris, Honda, Caterpillar, Ford, GM, DaimlerChrysler, NASCAR, NHRA, Texaco, Universal Studios, Warner Brothers, DIC Entertainment, Discovery Channel and Microsoft, among others. The Company’s products are marketed through multiple channels of distribution, including chain retailers, specialty and hobby wholesalers and retailers, OEM dealers, corporate accounts for promotional purposes and direct to consumers. The Company sells through more than 25,000 retail outlets located in North America, Europe, Australia and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “plans,” “potential,” “estimate,” “predict,” “continue,” “future,” “should,” “will,” “would” or the negative of these terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and

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future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations could increase the Company’s expenses; customers and consumers may not accept those products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Table to Follow -

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RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months ended March 31,

	2004	2003

	(Unaudited)	(Unaudited)

Net sales	$61,300	$42,352
Cost of sales (1)	30,291	19,802

Gross profit	31,009	22,550
Selling, general and administrative expenses (1)	25,582	17,641

Operating income	5,427	4,909
Interest expense	786	360
Other expense (income)	42	(140)

Income before income taxes	4,599	4,689
Income tax expense	1,657	1,782

Net income	$2,942	$2,907

(1) Depreciation expense was approximately $3.0 million and $2.6 million for the quarters ended March 31, 2004 and 2003, respectively.

EPS:
Net income per share
Basic	$0.17	$0.17
Diluted	$0.16	$0.17
Weighted average shares outstanding
Basic	17,420	16,666
Diluted	18,501	17,551

	Selected Consolidated Balance Sheet Data

	March 31, 2004	December 31, 2003	March 31, 2003

	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$12,710	$16,548	$20,410
Trade accounts receivable, net	46,608	72,164	41,557
Inventory	36,989	37,464	44,505
Accounts payable and accrued expenses	40,124	48,179	43,444
Line of credit	11,750	35,000	55,000
Notes payable	46,250	50,000	60,000
Stockholders' equity	$230,342	$225,299	$181,508

General Notes:

(a)    Results for the quarter ended March 31, 2003 include Learning Curve beginning on March 1, 2003.  As this acquisition was accounted for using the purchase method, periods prior to the acquisition effective date do not include any results for Learning Curve.

(b)    Certain prior year amounts have been reclassified to conform to the current year presentation.

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RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)
Net sales by Category:	Quarter ended March 31, 2004	Quarter ended March 31, 2003

Automotive, high performance and racing vehicle replicas	$12,515	$14,546
Traditional children’s toys	33,122	11,188
Agricultural, construction and outdoor sports vehicle replicas	8,671	8,118
Sports trading cards, apparel and souvenirs	4,344	6,359
Collectible figures	1,591	1,700
Other	1,057	441

Net sales	$61,300	$42,352

Net sales by Channel:
Chain retailers	$27,324	$17,587
Specialty and hobby wholesalers and retailers	24,119	13,653
OEM dealers	4,091	5,205
Corporate promotional	3,115	2,981
Direct to consumers	1,718	2,562
Other	933	364

Net sales	$61,300	$42,352

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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